Exhibit 99.1

NETSOL Technologies Reports Fiscal Second Quarter 2021 Financial Results

●	Despite COVID-19 Related Challenges, Topline Improved Sequentially, Driven by Notable New Contract Signings, Ongoing Implementations Globally, Increased Demand within Existing Customer Base
●	Steady, Double-Digit, Subscription and Support Revenue Growth from $5.1 Million to $5.7 Million Leading to $23+ Million Run Rate Over Coming Twelve Months with Opportunities for Upside
●	Recurring Revenue Growth Accelerated by Further Cloud Adoption and Major Go Live Events as Customers Continue to Automate And Transform Business Processes In Response to Pandemic
●	Long-Term Growth Outlook Aided by Ongoing Financial and Operational Improvement Through the Balance of Fiscal 2021, Partnership Pilots Through Otoz Innovation Lab, Record Cash Position of $32 Million to Fund Rebooted Global Sales and Marketing Activities

CALABASAS, Calif., February 16, 2021 – NETSOL Technologies, Inc. (Nasdaq: NTWK), a global business services and enterprise application solutions provider, reported results for the fiscal second quarter ended December 31, 2020.

Fiscal Second Quarter 2021 and Recent Operational Highlights

●	Appointed Co-Founder, President of Global Sales and CEO of Otoz, Naeem Ghauri to serve as President of NETSOL Technologies, Inc., a newly created role that is responsible for P&L for all subsidiaries as well as developing a cohesive strategy to grow the company’s SaaS revenues and cloud offerings through digital product development and new complementary solutions to existing core offerings.
●	Secured an agreement with an existing tier one finance customer in China to upgrade to the NFS Ascent® Retail and Wholesale platforms as part of a contract expected to generate $9.0 million over the multi-year life of the agreement.
●	Successfully implemented the NFS Ascent® Retail Platform, including the Company’s proprietary Loan Origination System (LOS) and Contract Management System (CMS) for a tier-one German auto captive finance company in China in the second phase of a previously announced $30 million contract.
●	Announced the successful implementation of the NFS Ascent® Retail Platform with Allica, a rapidly growing U.K. bank serving small and medium-sized enterprises, marking the first “Go Live” of a cloud-based NFS Ascent® Retail client in the region.
●	Regarding previously announced 12-country, $110 million contract with German auto manufacturing giant, the Company made continued progress with respect to additional NFS Ascent® implementations. The Company had a successful October 2020 Go Live event in Thailand for its Retail Platform and is currently underway on implementation for the same offering in New Zealand.
●	Signed an agreement with a renowned financial services company in the U.S. to implement the Company’s North American LeasePak Cloud offering, which is expected to generate approximately $1.0 million over the multi-year life of the contract.
●	Subscription (SaaS and Cloud) and support revenues reached $5.7 million, a 12% increase over the prior year and a $23+ million run rate projected over the coming twelve months with opportunities for upside.

●	Generated nearly $1.5 million by successfully implementing change requests from various customers across multiple regions during the fiscal second quarter.
●	Introduced WRLD3D’s NXT: a COVID-aware smart workplace platform to support companies’ return to work safely.
●	Otoz nearing completion of a pilot launch for a U.S. tier one automotive company with expected Go Live in the next few months. Backlog of potential new customers continues to grow.

Fiscal Second Quarter 2021 Financial Results

Total net revenues for the second quarter of fiscal 2021 were $13.1 million, compared with $15.7 million in the prior year period. The decrease in total net revenues was primarily due to a decrease in total services revenues of $5.6 million, which was offset by an increase in total license fees of $2.4 million and an increase in total subscription and support revenues of $620,000.

●	Total license fees were $2.6 million, compared with $177,000 in the prior year period.
●	Total subscription (SaaS and Cloud) and support revenues were $5.7 million, compared with $5.1 million in the prior year period.
●	Total services revenues were $4.8 million, compared with $10.4 million in the prior year period.

Gross profit for the second quarter of fiscal 2021 was $6.0 million (or 46.0% of net revenues), compared to $7.8 million (or 49.7% of net revenues) in the second quarter of fiscal 2020. The decreases in gross profit and gross profit as a percentage of revenue were primarily due to a decrease in net revenue, offset by a decrease in cost of sales. The decrease in cost of sales was primarily due to a decrease in travel expense of $1.4 million, which was offset by an increase in salaries and consultant fees of $669,000.

Operating expenses for the second quarter of fiscal 2021 decreased 16.1% to $6.0 million (or 45.4% of net revenues) from $7.1 million (or 45.2% of net revenues) for the second quarter of fiscal 2020. The decrease in operating expenses was primarily due to decreases in selling and marketing expenses, professional services, research and development and general and administrative expenses.

GAAP net loss attributable to NETSOL for the second quarter of fiscal 2021 totaled $(242,000) or $(0.02) per diluted share, compared with GAAP net income of $586,000 or $0.05 per diluted share in the second quarter of fiscal 2020. GAAP net loss attributable to NETSOL included a $14,000 gain on foreign currency exchange transactions in the second quarter of fiscal 2021, which was a decrease from a gain of $61,000 in the prior year period.

Non-GAAP adjusted EBITDA for the second quarter of fiscal 2021 totaled $617,000 or $0.05 per diluted share, compared with non-GAAP adjusted EBITDA of $1.6 million or $0.13 per diluted share in the second quarter of fiscal 2020 (see note regarding “Use of Non-GAAP Financial Measures,” below for further discussion of this non-GAAP measure).

At December 31, 2020, cash and cash equivalents were $32.0 million, an increase from $20.2 million at June 30, 2020.

Stock Repurchase Program

On July 30, 2020, NETSOL’s Board of Directors approved a stock repurchase program that authorized potential repurchases of up to $2 million of its common stock over a six-month period. After the expiry of the original program, the Company’s Board of Directors approved the extension of the repurchase program through June 28, 2021. Under the program, the Company may repurchase its common stock in the open market from time-to-time, in amounts, at prices, and at such times as the Company deems appropriate, subject to market conditions and federal and state laws governing such transactions. NETSOL expects to fund the repurchase with its existing cash balance and cash generated from operations.

As of December 31, 2020, the Company had repurchased 446,996 shares of its common stock at an aggregate value of $1,392,671.

Management Commentary

“Fiscal Q2 yielded incrementally improved results for our global business as we saw the early stages of return to work thanks to the initial rollout of COVID-19 vaccine treatments at the end of 2020,” said NETSOL Co-Founder, Chairman and Chief Executive Officer Najeeb Ghauri. “We have continued to lean into our technology strengths and are still operating remotely for the most part without missing a step. During the period we expanded our SaaS-based footprint through a multi-million-dollar upgrade as well as several large-scale implementations, driving our recurring revenue base close to $6 million for the quarter nearly $11 million year to date. We also recorded nearly $1.5 million in change requests from current customers, another encouraging data point for the improving health of the industries we serve and the economy as a whole.

“Operationally, our recent appointment of Naeem Ghauri to President of NTI should allow us to accelerate progress within our core initiatives, namely driving more consistent topline growth through an increased focused on high-margin, SaaS opportunities which should also lead to sustained profitability. While the broader market cautiously begins to pick up in waves, we are continuing to execute against our near-term pipeline and current implementation schedule. We are being conservative in our cost structures, managing the business as owners, and will opportunistically look to deploy additional resources to high-value areas such as our Otoz Innovation Lab. We remain optimistic for the remainder of the year and even more bullish on the years ahead.”

Otoz Update

“Otoz is nearing completion of a pilot launch to fully digitize a U.S. tier one automotive company,” said Naeem Ghauri, President of NETSOL Technologies, Inc. and Otoz CEO. “This project has allowed us to create an amazing digital auto buying experience through a state-of-the-art app. Overall, this pilot is a door opener for Otoz to penetrate the rapidly growing digital mobility platform movement. Based on the sizeable prospect pipeline we have today, we are well on track to continue grow the Otoz client list by at least another few tier one mobility customers over the next twelve months.”

Conference Call

NETSOL Technologies management will hold a conference call today (February 16, 2021) at 9:00 a.m. Eastern time (6:00 a.m. Pacific time) to discuss these financial results. A question and answer session will follow management’s presentation.

U.S. dial-in: 1-877-407-0789

International dial-in: 1-201-689-8562

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcasted live and available for replay here and via the Investor Relations section of NETSOL’s website.

A replay of the conference call will be available after 12:00 p.m. Eastern time on the same day through March 2, 2021.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13715527

About NETSOL Technologies

NETSOL Technologies, Inc. (Nasdaq: NTWK) is a worldwide provider of IT and enterprise software solutions primarily serving the global leasing and finance industry. The Company’s suite of applications is backed by 40 years of domain expertise and supported by a committed team of more than 1300 professionals placed in eight strategically located support and delivery centers throughout the world. NFS, LeasePak, LeaseSoft or NFS Ascent® – help companies transform their Finance and Leasing operations, providing a fully automated asset-based finance solution covering the complete finance and leasing lifecycle.

About Otoz

Otoz provides business-to-business, white-label technology solutions for new mobility. Our suite of agile and customizable mobility solutions ranges from car sharing and subscription products to AI-enabled chatbots, allowing businesses to engage consumers and facilitate the complete transaction lifecycle intelligently and digitally. Otoz technologies empower automotive companies and start-ups to launch new mobility models quickly and efficiently. The technology Otoz has developed is cloud-native and supported by artificial intelligence (AI), machine learning (ML), internet of things (IoT) and blockchain. Our technology drives utilization, while supporting robust and efficient operations.

Forward-Looking Statements

This press release may contain forward-looking statements relating to the development of the Company’s products and services and future operating results, including statements regarding the Company that are subject to certain risks and uncertainties such as the effect of stay at home orders and social distancing imposed by COVID-19 and its resultant impact on our financials and the world economy that could cause actual results to differ materially from those projected. The words “expects,” “anticipates,” variations of such words, and similar expressions, identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include the progress and costs of the development of products and services and the timing of the market acceptance, as well as the delay in recovery or a prolonged economic downturn that effects our Company, our customers and the world economy. The subject Companies expressly disclaim any obligation or undertaking to update or revise any forward looking statement contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

Use of Non-GAAP Financial Measures

The reconciliation of Adjusted EBITDA to net income, the most comparable financial measure based upon GAAP, as well as a further explanation of adjusted EBITDA, is included in the financial tables in Schedule 4 of this press release.

Investor Relations Contact:

Matt Glover and Tom Colton

Gateway Investor Relations

1-949-574-3860

investors@netsoltech.com

NETSOL Technologies, Inc. and Subsidiaries

Schedule 1: Consolidated Balance Sheets

	As of	As of
	December 31, 2020	June 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$32,003,647	$20,166,830
Accounts receivable, net of allowance of $308,236 and $435,611	5,213,604	10,131,752
Accounts receivable - related party, net of allowance of $1,373,099 and $90,594	-	1,282,505
Revenues in excess of billings, net of allowance of $153,650 and $188,914	13,290,010	17,198,281
Revenues in excess of billings - related party, net of allowance of $8,163 and $0	-	8,163
Other current assets, net of allowance of $1,243,633 and $0	2,395,985	3,108,180
Total current assets	52,903,246	51,895,711
Revenues in excess of billings, net - long term	356,059	1,300,289
Convertible note receivable - related party, net of allowance of $4,250,000 and $0	-	4,250,000
Property and equipment, net	12,209,500	11,329,631
Right of use of assets - operating leases	1,937,907	2,360,129
Long term investment	3,734,907	2,387,692
Other assets	47,190	41,992
Intangible assets, net	4,753,543	5,391,077
Goodwill	9,516,568	9,516,568
Total assets	$85,458,920	$88,473,089

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$6,327,192	$5,680,837
Current portion of loans and obligations under finance leases	10,383,572	9,139,561
Current portion of operating lease obligations	1,169,960	1,111,912
Unearned revenues	3,753,781	4,095,472
Common stock to be issued	88,324	88,324
Total current liabilities	21,722,829	20,116,106
Loans and obligations under finance leases; less current maturities	1,554,317	1,539,975
Operating lease obligations; less current maturities	962,724	1,339,965
Total liabilities	24,239,870	22,996,046
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; 500,000 shares authorized;	-	-
Common stock, $.01 par value; 14,500,000 shares authorized; 12,147,458 shares issued and 11,452,959 outstanding as of December 31, 2020 and 12,122,149 shares issued and 11,874,646 outstanding as of June 30, 2020	121,476	121,222
Additional paid-in-capital	128,823,181	128,677,754
Treasury stock (at cost, 694,499 shares and 247,503 shares as of December 31, 2020 and June 30, 2020, respectively)	(2,848,640)	(1,455,969)
Accumulated deficit	(40,104,089)	(34,269,817)
Other comprehensive loss	(32,060,151)	(34,085,047)
Total NetSol stockholders’ equity	53,931,777	58,988,143
Non-controlling interest	7,287,273	6,488,900
Total stockholders’ equity	61,219,050	65,477,043
Total liabilities and stockholders’ equity	$85,458,920	$88,473,089

NETSOL Technologies, Inc. and Subsidiaries

Schedule 2: Consolidated Statement of Operations

	For the Three Months		For the Six Months
	Ended December 31,		Ended December 31,
	2020	2019	2020	2019
Net Revenues:
License fees	$2,586,504	$176,706	$2,589,979	$2,640,922
Subscription and support	5,724,802	5,104,736	10,896,665	9,711,112
Services	4,810,154	10,351,153	12,282,194	16,770,044
Services - related party	-	57,424	-	140,357
Total net revenues	13,121,460	15,690,019	25,768,838	29,262,435

Cost of revenues:
Salaries and consultants	5,294,662	4,625,872	9,821,311	9,080,836
Travel	159,174	1,572,923	262,926	2,915,558
Depreciation and amortization	713,749	734,352	1,420,998	1,454,017
Other	911,566	954,912	1,839,719	1,899,436
Total cost of revenues	7,079,151	7,888,059	13,344,954	15,349,847

Gross profit	6,042,309	7,801,960	12,423,884	13,912,588

Operating expenses:
Selling and marketing	1,558,027	1,858,096	3,167,631	3,601,964
Depreciation and amortization	221,572	215,479	443,362	417,866
General and administrative	4,065,788	4,568,790	7,493,424	8,487,403
Research and development cost	110,419	454,605	196,408	1,127,575
Total operating expenses	5,955,806	7,096,970	11,300,825	13,634,808

Income from operations	86,503	704,990	1,123,059	277,780

Other income and (expenses)
Gain (loss) on sale of assets	(52,531)	528	(74,273)	239
Interest expense	(94,241)	(88,006)	(197,568)	(151,669)
Interest income	210,854	435,682	411,675	834,911
Gain (loss) on foreign currency exchange transactions	13,981	61,061	310,022	(1,699,129)
Share of net loss from equity investment	(43,685)	(164,796)	(151,535)	(354,020)
Other income	45,365	207,987	132,637	226,313
Total other income (expenses)	79,743	452,456	430,958	(1,143,355)

Net income (loss) before income taxes	166,246	1,157,446	1,554,017	(865,575)
Income tax provision	(245,434)	(610,510)	(509,728)	(848,748)
Net income (loss)	(79,188)	546,936	1,044,289	(1,714,323)
Non-controlling interest	(162,916)	39,039	(568,839)	472,351
Net income (loss) attributable to NetSol	$(242,104)	$585,975	$475,450	$(1,241,972)

Net income (loss) per share:
Net income (loss) per common share
Basic	$(0.02)	$0.05	$0.04	$(0.11)
Diluted	$(0.02)	$0.05	$0.04	$(0.11)

Weighted average number of shares outstanding
Basic	11,580,030	11,724,606	11,683,631	11,694,423
Diluted	11,580,030	11,724,606	11,683,631	11,694,423

NETSOL Technologies, Inc. and Subsidiaries

Schedule 3: Consolidated Statement of Cash Flows

	For the Six Months
	Ended December 31,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$1,044,289	$(1,714,323)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,864,360	1,871,883
Provision for bad debts	(175,575)	(20,699)
Share of net loss from investment under equity method	151,535	354,020
Loss on sale of assets	74,273	(239)
Stock based compensation	165,164	328,585
Changes in operating assets and liabilities:
Accounts receivable	5,479,516	4,554,558
Accounts receivable - related party	-	2,229,695
Revenues in excess of billing	4,540,271	(1,088,693)
Revenues in excess of billing - related party	-	14,823
Other current assets	(252,781)	(208,065)
Accounts payable and accrued expenses	313,869	490,875
Unearned revenue	(554,077)	(3,019,493)
Net cash provided by operating activities	12,650,844	3,792,927

Cash flows from investing activities:
Purchases of property and equipment	(1,249,895)	(785,999)
Sales of property and equipment	123,194	32,524
Convertible note receivable - related party	-	(535,000)
Investment in associates	(93,000)	-
Net cash used in investing activities	(1,219,701)	(1,288,475)

Cash flows from financing activities:
Proceeds from exercise of subsidiary options	-	11,621
Purchase of treasury stock	(1,392,671)	-
Dividend paid by subsidiary to non-controlling interest	-	(1,920,618)
Proceeds from bank loans	705,338	2,074,341
Payments on finance lease obligations and loans - net	(175,352)	(102,499)
Net cash provided by (used in) financing activities	(862,685)	62,845
Effect of exchange rate changes	1,268,359	2,149,923
Net increase in cash and cash equivalents	11,836,817	4,717,220
Cash and cash equivalents at beginning of the period	20,166,830	17,366,364
Cash and cash equivalents at end of period	$32,003,647	$22,083,584

NETSOL Technologies, Inc. and Subsidiaries

Schedule 4: Reconciliation to GAAP

	For the Three Months Ended	For the Three Months Ended	For the Six Months Ended	For the Six Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Net Income (loss) attributable to NetSol	$(242,104)	$585,975	$475,450	$(1,241,972)
Non-controlling interest	162,916	(39,039)	568,839	(472,351)
Income taxes	245,434	610,510	509,728	848,748
Depreciation and amortization	935,321	949,831	1,864,360	1,871,883
Interest expense	94,241	88,006	197,568	151,669
Interest (income)	(210,854)	(435,682)	(411,675)	(834,911)
EBITDA	$984,954	$1,759,601	$3,204,270	$323,066
Add back:
Non-cash stock-based compensation	74,169	164,292	165,164	328,585
Adjusted EBITDA, gross	$1,059,123	$1,923,893	$3,369,434	$651,651
Less non-controlling interest (a)	(441,853)	(346,644)	(1,140,697)	(155,409)
Adjusted EBITDA, net	$617,270	$1,577,249	$2,228,737	$496,242

Weighted Average number of shares outstanding
Basic	11,580,030	11,724,606	11,683,631	11,694,423
Diluted	11,580,030	11,724,606	11,683,631	11,694,423

Basic adjusted EBITDA	$0.05	$0.13	$0.19	$0.04
Diluted adjusted EBITDA	$0.05	$0.13	$0.19	$0.04

(a)The reconciliation of adjusted EBITDA of non-controlling interest to net income attributable to non-controlling interest is as follows

Net Income (loss) attributable to non-controlling interest	$162,916	$(39,039)	$568,839	$(472,351)
Income Taxes	44,233	190,292	92,882	243,627
Depreciation and amortization	264,535	270,003	529,100	529,638
Interest expense	28,824	25,491	60,344	44,532
Interest (income)	(67,207)	(115,670)	(133,164)	(221,171)
EBITDA	$433,301	$331,077	$1,118,001	$124,275
Add back:
Non-cash stock-based compensation	8,552	15,567	22,696	31,134
Adjusted EBITDA of non-controlling interest	$441,853	$346,644	$1,140,697	$155,409